Sonic Foundry CEO Gary Weis Announces Retirement
Michael Norregaard Named New CEO; Weis Will Remain on the Board of Directors

MADISON, Wis. - April 24, 2019 - Sonic Foundry today announced that after eight years of leading the company, Chief Executive Officer Gary Weis will retire, effective May 1. Weis will serve as a Senior Advisor to the company through April 30, 2020 and remain on the company’s Board of Directors, where he has been since 2004. In the role of Senior Advisor he will be principally involved in assisting the company’s Special Committee of Independent Directors in seeking to maximize shareholder value.

After a careful succession planning process undertaken by the board of directors, Michael Norregaard, who was named Chief Operating Officer earlier this year, will assume the role of Chief Executive Officer.

“It has been my pleasure to serve as CEO of Sonic Foundry. I’m extremely grateful for the last 15 years with the company and am proud of the work that we have accomplished to make video creation more accessible to any school or organization. It’s an honor to collaborate with the most experienced, creative and talented people in the industry,” Weis said. “I’ve had a fulfilling career and believe it is the perfect time for me to step down for a transition in leadership to usher in a new chapter for the company. I have known and worked with Michael for many years in several other companies and I could not pass the baton to a more deserving and qualified leader.”

While serving as CEO, Weis built the company into the recognized global leader for video capture and management. He oversaw the expansion of its global market reach in Europe and the Asia-Pacific region with the acquisitions of leading education and enterprise video providers, MediaMission in the Netherlands, and Mediasite. K.K. in Japan, as well as a partnership with Neusoft IT Services Co., Ltd, one of the largest IT solution and service providers in China.

Weis spearheaded the company’s commitment to remove hurdles to campus and enterprise-wide adoption with the development of an innovative new product mix. In addition to substantial growth from new Mediasite Video Cloud customers, the introduction of an affordable line of recorders led to and increased recorder shipments. New software offerings, such as Mediasite Join video conference capture, brought the company into the unified communications market and recent integrations with technologies like IBM Watson are helping customers meet important accessibility requirements.

“Gary leaves behind a great legacy, and I have valued our partnership over my past five years with the company,” Norregaard said. “As I move forward as CEO, I will work closely with our entire team to ensure a smooth transition and the highest quality service and products for our customers around the world. I am excited about the new role and see tremendous potential for success on the road ahead.”

“On behalf of Sonic Foundry’s board members and employees, I’d like to thank Gary for his dedication to the company over all these years,” said Mark Burish, Chairman of the Board. “His experience and leadership positioned the company as a strong partner in mission critical implementations and for future growth. It will be a natural transition for Michael, who has played an integral role in many parts of the business, to lead the company as it builds on its strong, established product base by adding new and innovative capabilities as the company moves on to its next chapter.”

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com